EXHIBIT 99.1

News Release ....

Contact:

John Cobb	Ellen Brook
Chief Financial Officer	(650) 470-0200
(408) 414-9655	ellen@stapleton.com

Power Integrations Announces Fourth Quarter 2003 and Year End Results

2003 Net Income Increased 89 Percent on Record Annual Revenues

SAN JOSE, CALIF. – January 22, 2004 — Power Integrations, Inc. (NASDAQ:POWI) today announced financial results for its fourth quarter and year ended December 31, 2003.

Net revenues for the fourth quarter of 2003 were $32.3 million compared with $34.5 million in the third quarter of 2003, and $29.2 million in the fourth quarter a year ago. Net income for the fourth quarter was $5.3 million, or $0.16 per diluted share, up from $4.8 million, or $0.15 per diluted share in the third quarter. For the same period last year, the company reported net income of $3.6 million, or $0.12 per diluted share.

For the year ended December 31, 2003, Power Integrations reported record net revenues of $125.7 million compared with $108.2 million reported in 2002. Net income for 2003 was $18.1 million, or $0.57 per diluted share, compared with net income of $9.6 million, or $0.32 per diluted share in 2002.

“Our revenues in the fourth quarter were less than expected due to lower shipments into the cell phone market. We believe this resulted from a combination of factors at our largest cell phone OEMs, including inventory issues, new product delays and component shortages. Since we have a high rate of turns orders and very short lead times, the impact was felt immediately,” said Balu Balakrishnan, president and chief executive officer. “We believe these customer-specific issues do not represent any fundamental change in our longer term cell phone business.

“In spite of the shortfall in cell phone related revenues in the fourth quarter, we achieved an operating margin of 22 percent, resulting in an increase in net income of 48 percent year-over-year. In addition, we grew revenues from all other markets four percent sequentially,” said Balakrishnan.

“For the year, demand for our energy efficient integrated circuits drove revenues to record levels, while our manufacturing cost reductions and our operating leverage increased net income by 89 percent,” continued Balakrishnan. “We are also very pleased that our non-cell phone related revenues grew by nearly 30 percent over 2002, significantly diversifying our revenues.

“With the continuing ramp of our new products, we expect to gain share in all four of our major markets in 2004,” said Balakrishnan. “We believe our market leading products, coupled with an improving competitive pricing environment and increasing demand for energy efficiency, position us very well for continued strong growth in revenue and profits.”

2003 Highlights

•	Continued to gain market share and diversify revenues as evidenced by strong annual growth in the following markets: Consumer up 40 percent, Computer up 23 percent and Industrial up 59 percent.

•	Grew annual revenue significantly in key applications: LCD monitors up 73 percent, set-top boxes up 98 percent, DVD players up 43 percent and consumer appliances up 37 percent.

•	Added 9 U.S. patents in the fourth quarter and 25 U.S. and 3 foreign patents during the year, bringing the total at year-end to 81 U.S. and 61 foreign patents.

•	TinySwitch-II and TOPSwitch GX continued their revenue ramp: TinySwitch-II increased 65 percent and TOPSwitch GX increased 230 percent over 2002. Newest products DPA-Switch and LinkSwitch began their revenue ramp in the second half of the year.

The revenue mix by market for the year was: Communications 36 percent; Consumer 28 percent; Computer 22 percent; Industrial 8 percent; and Other 6 percent.

Future Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

The company expects 2004 revenues to be in the range of $150 to $160 million. Earnings per share are expected to be in the range of $0.70 to $0.80. The company expects revenue mix by market for 2004 as follows: Communications 34 percent; Consumer 30 percent; Computer 24 percent; Industrial 8 percent; and Other 4 percent.

The company expects revenues in the first quarter of 2004 to be flat to up 6 percent sequentially. Gross margin is expected to be in the range of 48 to 49 percent. Operating expenses are expected to increase 4 to 6 percent sequentially. Earnings per share in the first quarter are expected to be in the range of $0.13 to $0.16 per share.

Conference Call

Power Integrations will broadcast its conference call discussion of its fourth quarter fiscal 2003 financial results and other developments for the company live over the Internet on Thursday, January 22, 2004, beginning at 1:30 P.M. PT (4:30 P.M. ET). Interested parties may access the conference call over the Internet through the Investor Relations section of the Power Integrations web site at www.powerint.com. To listen to the live call, please go to the web site at least 15 minutes early to download and install any necessary audio software. A replay of the conference call will be indexed and archived on the company’s site and will be available two hours following completion of the event.

In addition, participants can access the conference call by dialing (800) 810-0924. A replay of the call will be available until January 31, 2004. To access the recording, please dial (888) 203-1112. The passcode for the replay is 712329.

Safe Harbor Statement

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward looking statements are based on current information which we have assessed, but which by its nature, is subject to rapid and even abrupt changes. Forward looking statements are denoted by the use of such words and phrases as, “believe”, “expect”, “outlook” and similar words and phrases that look toward future events or performance. The company’s actual results could differ materially from those projected or implied by our forward looking statements due to risks and uncertainties associated with the company’s business. These risks and uncertainties include, but are not limited to, changes and shifts in customer demand away from products that integrate the company’s ICs to products that do not incorporate the company’s products; our ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; our ability to attract, retain and motivate qualified personnel; the emergence of new markets for our products and services, and our ability to compete in those markets based on timeliness, cost and market demand; and our limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the market place, including product development delays and defects. We more fully discuss these and other risk factors in the company’s most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is a leading supplier of high-voltage analog integrated circuits for use in AC to DC and DC to DC power conversion. For more information, visit the company’s web site at: www.powerint.com or contact the company at 5245 Hellyer Ave., San Jose, Calif. 95138; (408) 414-9200.

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED DECEMBER 30		YEAR ENDED DECEMBER 30
	2003	2002	2003	2002
NET REVENUES

Product sales	$31,783	$28,874	$123,875	$106,837
License fees and royalties	508	324	1,831	1,347

Total Net Revenues	32,291	29,198	125,706	108,184

COST OF REVENUES	15,906	15,269	62,814	60,723

GROSS PROFIT	16,385	13,929	62,892	47,461

OPERATING EXPENSES:

Research and development	3,891	3,889	16,443	14,705
Sales and marketing	3,673	3,734	15,484	14,537
General and administrative	1,716	1,622	6,848	6,203

Total Operating Expenses	9,280	9,245	38,775	35,445

INCOME FROM OPERATIONS	7,105	4,684	24,117	12,016

OTHER INCOME, net	217	402	1,002	1,666

INCOME BEFORE PROVISION FOR INCOME TAXES	7,322	5,086	25,119	13,682

PROVISION FOR INCOME TAXES	2,050	1,525	7,033	4,104

NET INCOME	$5,272	$3,561	$18,086	$9,578

EARNINGS PER SHARE:
Basic	$0.17	$0.12	$0.61	$0.34

Diluted	$0.16	$0.12	$0.57	$0.32

SHARES USED IN PER SHARE CALCULATION:
Basic	30,411	28,551	29,473	28,362

Diluted	33,016	29,535	31,812	29,503

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2003	December 31, 2002
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$110,271	$77,524
Short-term investments	5,049	31,876
Accounts receivable	10,326	8,522
Inventories	23,113	15,028
Deferred tax assets	4,275	4,705
Prepaid expenses and other current assets	3,086	1,337

Total current assets	156,120	138,992

PROPERTY AND EQUIPMENT, net	51,949	21,008

DEFERRED TAX ASSETS	1,598	1,360
OTHER ASSETS	1,495	334

	$211,162	$161,694

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,918	$7,727
Accrued payroll and related expenses	5,310	4,389
Taxes payable	3,717	4,412
Deferred income on sales to distributors	2,565	2,718
Other accrued liabilities	893	816
Current portion of capitalized lease obligations	41	233

Total current liabilities	20,444	20,295

LONG TERM LIABILITIES:
Deferred rent	—	725
Capitalized lease obligations, net of current portion	—	41

Total long term liabilities	—	766

STOCKHOLDERS’ EQUITY:

Common stock	30	28
Additional paid-in capital	121,474	89,473
Cumulative translation adjustment	(121)	(117)
Retained earnings	69,335	51,249

Total stockholders’ equity	190,718	140,633

	$211,162	$161,694